Exzhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 333-37210 on Form S-8 of Old Republic International Corporation of our report dated June 25, 2010, relating to the financial statements and supplemental schedules of The Republic Mortgage Insurance Company and Affiliated Companies Profit Sharing Plan as of and for the year ended December 31, 2009 included in the Annual Report on Form 11-K for the year ended December 31, 2009.  It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2009, or performed any audit procedures subsequent to the date of our report.

/s/ MAYER HOFFMAN MCCANN P.C.

Minneapolis, Minnesota
June 25, 2010